EXHIBIT 99




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Synergy  Resources  Corporation  Names  James P.  Henderson  as  Executive  Vice
President Finance and CFO; Announces Denver, CO Office; Adds Key Personnel to Management Team

PLATTEVILLE, CO -- (Marketwired) -- 08/25/15 -- Synergy Resources Corporation (NYSE MKT: SYRG) ("Synergy" or the "Company") an oil and gas exploration and production company focused in the Denver-Julesburg Basin announced it has hired James P. Henderson as Executive Vice President Finance and Chief Financial
Officer. Mr. Henderson is the former CFO of Kodiak Oil and Gas Corp. and he brings over twenty five years of oil and gas industry financial reporting and management experience to the Company. Prior to Mr. Henderson's time at Kodiak, he spent 17 years at Western Gas Resources and its successor, Anadarko Petroleum Corp.

He holds a Bachelor's degree in Accounting from Texas Tech University and a Master of Business Administration degree from Regis University in Denver.

Lynn Peterson, President of Synergy Resources, commented, "I am very pleased to have Jimmy Henderson join the team at Synergy. His experience will be instrumental as we prepare to grow the company and its asset base in the DJ Basin. We would like to take this opportunity to thank Monty Jennings who has been CFO of Synergy since the company's inception in 2008. Monty will remain a key member of the executive team as Chief Accounting Officer for Synergy."

The Company also announces the opening of a corporate office in Denver located at 1625 Broadway, Suite 300, Denver, CO 80202. Mr. Peterson also added "There are an increasing number of talented people in the oil and gas industry that are interested in joining a growing and financially sound company such as Synergy. Having a corporate presence in Denver is proving to be conducive to bringing these people aboard as we further strengthen our management team through hiring industry veterans including these individuals:

     o Mike Eberhard, VP of Completions. Mr. Eberhard is a Petroleum Engineer with over 30 years of experience including management positions with Anadarko and Halliburton. Mr. Eberhard has spent the past four years as Completion Manager at Anadarko overseeing completion operations in the Wattenberg Field in Colorado. Prior to that he spent nearly 30 years with Halliburton, ten as Technical Manager and 20 years in other managerial, technical, and sales positions. Mr. Eberhard holds a BS in Mechanical Engineering from Montana State and is an active member of the Society of Petroleum Engineers.

     o Cathleen Osborn, VP General Counsel. Ms. Osborn is a corporate attorney with nearly 30 years of experience working in the oil and gas industry. Most recently she was in house counsel for Whiting Petroleum and prior to that Kodiak Oil & Gas. Ms. Osborn received her J. D., University of Denver School of Law.

     o Barry Myhr, Business Development Land Manager. Mr. Myhr has 15 years of experience in managing land assets in the DJ Basin. The past eight years he has held the position of Land Negotiator/Supervisor for Noble Energy Inc. and prior to that time was with Patina Oil and Gas
          Corporation, which was acquired by Noble Energy. Mr. Myhr has a B.S. from the University of Colorado in the College of Finance and Business and is a Certified Professional Landman."

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Mr.  William  Scaff,  co-CEO of Synergy,  concluded,  "Synergy is positioned for growth with net cash on the balance sheet and an experienced management team focused on our core asset base in the Wattenberg Field, which offers some of the most attractive rates of return in the oil and gas sector in North America. We look forward to keeping the market and our shareholders apprised of our progress going forward."

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg Field in the D-J Basin ranks as one of the most productive fields in the U.S. The Company's corporate offices are located in Platteville, Colorado. More Company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risk and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; the worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; and the volatility of the Company's stock price.


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